Exhibit 99
Cedar Fair, L.P. Press Release
For Immediate Release August 2, 2004	Contacts:	Brian Witherow Stacy Frole	(419) 627-2173 (419) 627-2227

CEDAR FAIR, L.P. REPORTS 2004 SECOND QUARTER RESULTS

SANDUSKY, OHIO, August 2, 2004 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for the second quarter of 2004.

Net revenues for the quarter ended June 27, 2004, decreased slightly to $145.0 million from $145.2 million in 2003, on a 1% decrease in combined attendance and a 2% increase in average in-park guest per capita spending. Over this same period, out-of-park revenues, including resort hotels, decreased 4% between years.

Dick Kinzel, chairman, president and chief executive officer, explained that results for the current quarter were negatively impacted by cool temperatures and frequent rainfall in the Midwest throughout much of May and June, as well as the timing of the 2004 operating calendar, which shifted several operating days from the second to the third quarter. Second quarter results also include operations from Geauga Lake, near Cleveland, Ohio, which was acquired in early April. Excluding the acquisition, net revenues in the quarter decreased 5% to $138.1 million, on an 8% decrease in combined attendance and a 3% increase in average in-park guest per capita spending.

Total operating costs and expenses for the quarter, excluding depreciation and other non-cash charges, increased 5% to $105.0 million from $100.4 million in 2003, due to the acquisition of Geauga Lake. Excluding operations at Geauga Lake, total cash operating costs and expenses for the quarter decreased 5% to $95.4 million, due in large part to fewer operating days in the period. After depreciation and a $1.0 million non-cash charge for unit options, operating income for the period decreased to $22.9 million from $27.6 million a year ago, due primarily to Geauga Lake's operating loss of $4.5 million. On a same-park basis, operating income in the quarter decreased only slightly to $27.4 million.

In the 2004 second quarter, the Partnership recognized a non-cash credit of $1.6 million for the change in fair value of two interest rate swap agreements during the period, compared with a credit of $469,000 in the same period a year ago. After this credit, and interest expense and provision for taxes, both of which were comparable between years, net income for the quarter was $13.2 million, or $0.25 per diluted limited partner unit, compared to net income of $16.7 million, or $0.33 per unit, a year ago. Excluding the impact of Geauga Lake, net income in the quarter would have increased $2.3 million over the prior year to $19.0 million, or $0.37 per unit.

Commenting on results through the first six months of the year, Kinzel said, "First half net revenues were up 1% from last year, on a 2% increase in average in-park guest per capita spending, offset somewhat by a slight decrease in combined attendance and a 2% decrease in out-of-park revenues. Excluding the contribution of Geauga Lake, net revenues in the six-month period decreased 3% to $161.3 million, on a 6% decrease in combined attendance and a 3% increase in average in-park guest per capita spending. Over this same period, however, we've done a good job of controlling our cash operating costs and expenses, which decreased 3% from a year ago to $137.9 million on a same-park basis."

Kinzel continued by noting operating results have begun to improve in recent weeks. For the month of July, combined park attendance, including Geauga Lake, increased 5% over last year, average in-park guest per capita spending increased 4%, and out-of-park revenues increased 7%. Excluding the impact of Geauga Lake, combined attendance in July was down 2% between years, average in-park guest per capita spending was up 4%, and out-of-park revenues were up 5%.

Kinzel added that through the end of July, combined attendance at the Partnership's twelve properties was up 4% from 2003, average in-park guest per capita spending was up 3%, and out-of-park revenues were up 2%. Excluding results from Geauga Lake, combined attendance through the first seven months of the year was down 2%, while average in-park guest per capita spending and out-of-park revenues were up 3% and 1%, respectively.

"Although we have not met all of our park-level objectives, we remain encouraged by the positive trends in in-park guest per capita spending and out-of-park revenues across our properties," said Kinzel. "With almost half of our budgeted attendance still ahead of us, as well as the late timing of the 2004 operating schedule, which will provide additional operating days in the third quarter, we are hopeful that we can regain some of our attendance shortfalls. At this time, based on the slow start at Geauga Lake, as well as preliminary July results, we now expect to generate full-year revenues of $540-560 million and full-year adjusted EBITDA of $175-185 million, up slightly from last year."

Kinzel concluded by noting that virtually all of Cedar Fair's revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott's Berry Farm is open year-round, but it also operates at its highest level of attendance in the third quarter of the year.

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

The Partnership will host a conference call with analysts at 11:00 a.m. Eastern Time on Tuesday, August 3, 2004, which will be web cast live in "listen only" mode via the Cedar Fair web site (www.cedarfair.com). It will be available for replay starting at approximately 1:00 p.m. ET, Tuesday, August 3, 2004, until 11:59 p.m. ET, Tuesday, August 17, 2004. In order to access the replay of the earnings call, please dial 877-519-4471 followed by the access code #5014897.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, the absence of historical operating experience for Geauga Lake, and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership's expectations.

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Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands except per unit)	6/27/04	6/29/03	6/27/04	6/29/03	6/27/04	6/29/03
Net revenues	$ 145,001	$ 145,215	$168,211	$166,714	$511,473	$498,060
Cash operating costs and Expenses	105,020	100,385	147,535	141,748	340,056	331,831
Adjusted EBITDA (a)	39,981	44,830	20,676	24,966	171,417	166,229
Depreciation and amortization	16,104	15,443	19,547	18,661	45,579	42,527
Non-cash unit option expense	983	1,835	2,320	3,078	5,107	5,788
Operating income (loss)	22,894	27,552	(1,191)	3,227	120,731	117,914
Interest expense	6,362	6,422	12,154	12,359	23,865	24,804
Other (income) expense	(1,594)	(469)	(2,457)	(284)	(4,900)	3,995
Income (loss) before taxes	18,126	21,599	(10,888)	(8,848)	101,766	89,115
Provision for taxes	4,947	4,907	5,818	5,994	17,742	17,322
Net income (loss)	$ 13,179	$ 16,692	$(16,706)	$(14,842)	$ 84,024	$ 71,793
Weighted average units
Outstanding - diluted	51,981	51,286	50,746	50,591	51,739	51,190
Per limited partner unit:
Net income (loss) - diluted	$ 0.25	$ 0.33	$ (0.33)	$ (0.29)	$ 1.62	$ 1.40
Cash distributions declared	$ 0.45	$ 0.44	$ .90	$ 0.88	$ 1.78	$ 1.72
Balance Sheet Data:
Total assets	$1,017,949	$860,788
Total long-term debt	582,718	444,300
Total partners' equity	248,822	249,969

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.